EXHIBIT 1

METABANK PROFIT SHARING 401(k) PLAN

Financial Statements and Schedule

September 30, 2009 and 2008

(With Report of Independent Registered Public Accounting Firm Thereon)

METABANK PROFIT SHARING 401(k) PLAN

Report of Independent Registered Public Accounting Firm

Plan Administrator
MetaBank Profit Sharing 401(k) Plan:

We have audited the accompanying statements of net assets available for benefits of the MetaBank Profit Sharing 401(k) Plan (the Plan) as of September 30, 2009 and 2008 and the related statement of changes in net assets available for benefits for the year ended September 30, 2009.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the MetaBank Profit Sharing 401(k) Plan as of September 30, 2009 and 2008, and the changes in net assets available for benefits for the year ended September 30, 2009 in conformity with U.S. generally accepted accounting principles.

Our audit was performed for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental schedule, Schedule H, line 4i — schedule of assets (held at year end) as of September 30, 2009, is presented for purposes of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management.  This supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.

/s/ KPMG, LLP

Des Moines, Iowa
April 14, 2010

METABANK PROFIT SHARING 401(k) PLAN

Statements of Net Assets Available for Benefits

September 30, 2009 and 2008

	2009	2008
Assets:
Investments, at fair value	$10,613,730	$9,471,831

Receivables:
Employee contributions	53,081	46,611
Employer contributions	—	361,526
Interest and dividends	—	13,673

Total receivables	53,081	421,810

Net assets available for benefits	$10,666,811	$9,893,641

See accompanying notes to financial statements.

METABANK PROFIT SHARING 401(k) PLAN

Statement of Changes in Net Assets Available for Benefits

Year Ended September 30, 2009

Additions (deductions) to net assets attributed to:
Contributions:
Participants	$1,115,881
Employer	—
Rollovers	125,795

Total contributions	1,241,676

Interest and dividends	131,620
Net depreciation in fair value of investments	(38,533)

Total additions	1,334,763

Deductions from net assets attributed to:
Benefits paid to participants	552,232
Administrative expenses	9,361

Total deductions	561,593

Net increase in net assets available for benefits	773,170

Net assets available for benefits:
Beginning of year	9,893,641

End of year	$10,666,811

See accompanying notes to financial statements.

METABANK PROFIT SHARING 401(k) PLAN

Notes to Financial Statements

September 30, 2009 and 2008

(1)       Description of the Plan

The following description of MetaBank Profit Sharing 401(k) Plan (the Plan) provides only general information. Participants should refer to the Plan Agreement for a more complete description of the Plan’s provisions.

(a)       General and Eligibility

The Plan is a defined contribution plan covering all full-time employees of MetaBank (a wholly owned subsidiary of Meta Financial Group, Inc.), referred to herein as the Bank, who have one year of service (profit-sharing), three months of service (elective deferrals and match) and are age 21 or older. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

(b)       Record Keeper and Custodian

REDW Benefits LLC has been designated as record keeper and TD Ameritrade has been designated as custodian of the Plan.

(c)        Contributions

The Plan is funded by employee and employer contributions. Participating employees may contribute a percentage of their wages up to the maximum percentage allowable not to exceed the limits of Code Section 401(k), 402(g), 404, and 415. Annual employee contributions were limited to $16,500 and $15,500 in 2009 and 2008, respectively, as indexed by the Internal Revenue Service, except for those employees eligible for catch-up contributions. The Plan also places certain restrictions on contributions from those employees defined as highly compensated.

The employer may, in its sole discretion, make discretionary contributions to the Plan each year. No employer contributions were made during the year ended September 30, 2009. Participants direct the investment of their contributions and any employer contributions into various investment options offered by the plan. Participants may currently direct contributions into 23 mutual funds, 2 money market accounts, and a self-directed investment account. Additionally, they may use a portion of their account balance to buy Meta Financial Group, Inc. common stock.

(d)       Participants Accounts

Each participant’s account is credited with the participant’s contribution and allocations of (a) the Bank’s contribution, if any, and (b) investment fund earnings, and charged with an allocation of administrative expenses. Investment income and administrative expenses are allocated based on participant account value. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

(e)        Vesting

Participants are immediately vested in their voluntary contributions and in the Bank’s discretionary contributions, plus actual earnings thereon.

(Continued)

METABANK PROFIT SHARING 401(k) PLAN

Notes to Financial Statements

September 30, 2009 and 2008

(f)        Payment of Benefits

On termination of service due to retirement, death, or disability, a participant may elect to receive either a lump-sum cash payment equal to the value of the participant’s account or monthly, quarterly, semiannual, or annual installment payments.

In all instances, if the vested value of a participant’s account is $1,000 or less, a lump-sum cash payment will be made.

(2)       Summary of Significant Accounting Policies

(a)       Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles.

(b)       Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

(c)        Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value. Interest-bearing cash and money market accounts are reported at fair value determined to be equal to cost. Shares of mutual funds are reported at fair value based on the quoted market price of the fund, which represents the net asset value of the shares held by the fund at year-end. Self-directed accounts are reported at fair value based upon the underlying investments comprising the accounts. The investment in the common stock of Meta Financial Group, Inc. is reported at fair value based on quoted market price.

Purchases and sales of securities are recorded on a trade-date basis. Interest is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

(d)       Payment of Benefits

Benefit payments to participants are recorded upon distribution. As of September 30, 2009, there were no amounts allocated to accounts of participants who had elected to withdraw from the Plan but had not yet been paid.

(e)        Impact of New Accounting Standards and Interpretations

Effective for interim and annual periods ending after September 15, 2009, the FASB Accounting Standards Codification (Codification or ASC) is the single source of authoritative literature recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in accordance with generally accepted accounting principles (GAAP). The Codification does not change current GAAP, but is intended to simplify user access to all authoritative GAAP by providing all of the authoritative literature related to a particular topic in one place. The Codification supersedes all pre-existing accounting and reporting standards, excluding separate rules and other

(Continued)

METABANK PROFIT SHARING 401(k) PLAN

Notes to Financial Statements

September 30, 2009 and 2008

interpretive guidance released by the SEC. New accounting guidance is now issued in the form of Accounting Standards Updates, which update the Codification. All guidance contained in the Codification carries an equal level of authority. The Plan has adopted the Codification in the period ending September 30, 2009 and the principal impact on the Plan’s financial statements is limited to disclosures as all references to authoritative accounting literature are now referenced in accordance with the Codification. In order to ease the transition to the Codification, the Codification cross-reference is provided alongside the references to the standards issued and adopted prior to the adoption of the Codification.

In April 2009, the FASB issued ASC 820 (FASB Staff Position FAS 157-4), Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. ASC 820 provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. ASC 820 also provides guidance on identifying circumstances that indicate a transaction is not orderly. ASC 820 is effective for financial statements issued after June 15, 2009. The adoption of ASC 820 did not have a significant effect on the Plan’s financial statements.

(3)       Administrative Expenses

Certain administrative functions are performed by officers or employees of the Bank. No such officer or employee receives compensation from the Plan. Certain other administrative expenses are paid directly by the Plan.

(4)       Investments

The fair value of the Plan’s investments that represent 5% or more of the Plan’s net assets at September 30, 2009 and 2008 are as follows:

	Fair value
	2009	2008
Mutual funds:
American Funds The Growth Fund of America	$654,456	$—
American Century Vista	580,990	—
Managers Fremont Bond Fund	1,038,491	—
Common stock, Meta Financial Group, Inc.	2,121,846	1,524,985
Self-directed brokerage accounts	1,691,400	1,102,145

During the year ended September 30, 2009, the Plan’s investments in mutual funds, self-directed accounts, and Meta Financial Group, Inc. common stock (including investments bought, sold, and held during the year) appreciated (depreciated) in fair value by $(22,038), $(5,345), and $(11,150), respectively.

The Plan owned 88,929 and 89,705 shares of Meta Financial Group, Inc. Common Stock at September 30, 2009 and 2008, respectively. The Plan purchased 370 shares of Meta Financial Group, Inc., a party-in-interest common stock, for $4,380 and sold or distributed 1,146 shares for $12,494 during the year

(Continued)

METABANK PROFIT SHARING 401(k) PLAN

Notes to Financial Statements

September 30, 2009 and 2008

ended September 30, 2009. The Plan received $46,562 of dividend income on the Meta Financial Group, Inc. common stock during the year ended September 30, 2009.

(5)       Fair Value Measurements

The objective of a fair value measurement is to determine the price that would be received to sell the asset or paid to transfer the liability at the measurement date. Financial assets and financial liabilities are categorized into a three level hierarchy based on the priority of inputs used in the valuation techniques utilized to determine fair value.

Level 1:          unadjusted quoted prices in active markets for identical assets or liabilities

Level 2:          other significant observable inputs (including quoted prices for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, inputs other than quoted market prices that are observable for the asset or liability)

Level 3:          significant unobservable inputs (including the Plan’s own assumptions about what a market participant would use in determining the fair value of investments)

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, a financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial statements.

The following is a description of the valuation methods used for assets measured at fair value:

Mutual Funds/Common Stock: The fair values of the mutual funds and common stock are based on quoted market prices when available.

Self-directed brokerage accounts: The fair values of the mutual funds, stocks and bonds within the self-directed brokerage accounts are based on quoted market prices when available.

The fair value of the Plan’s assets at September 30, 2009, by level within the fair value hierarchy, are presented as follows:

	Prices in	Other	Significant
	active	observable	unobservable
	markets	inputs	inputs	Total
	(Level 1)	(Level 2)	(Level 3)	fair value
Mutual funds/common stock	$8,510,203	—	—	$8,510,203
Self-directed brokerage accounts	1,691,400	—	—	1,691,400
Money market accounts	412,127	—	—	412,127
	$10,613,730	—	—	$10,613,730

(Continued)

METABANK PROFIT SHARING 401(k) PLAN

Notes to Financial Statements

September 30, 2009 and 2008

(6)       Plan Termination

Although it has not expressed any intent to do so, the Bank has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

(7)       Tax Status

The Internal Revenue Service has determined and informed the Plan by a letter, dated November 19, 2001, that the Plan and related trust are designed in accordance with applicable Sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter; however, the Plan Administrator believes the Plan is designed and being operated in compliance with the applicable requirements of the Code.

(8)       Risks and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.

The Plan’s exposure to a concentration of credit risk is limited by the diversification of investments across the participant-directed fund elections. Additionally, the investments within each participant-directed fund election are further diversified into varied financial instruments. Investment decisions are made, and the resulting risks are borne, exclusively by the Plan participant who made such decisions.

The Plan invests directly or indirectly in investments with contractual cash flows, such as asset backed securities, collateralized mortgage obligations, and commercial mortgage backed securities. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions, including real estate value, delinquencies, or defaults, or both, and may be adversely affected by shifts in the market’s perception of the issuers and changes in interest rates.

(9)       Subsequent Events

The Plan has evaluated subsequent events through the date the financial statements were issued, to ensure that the financial statements include appropriate disclosure or recognition of events that occurred subsequent to September 30, 2009.

Schedule

METABANK PROFIT SHARING 401(k) PLAN

Form 5500, Schedule H, Part IV, Line 4i – Schedule of Assets (Held at End of Year)*

September 30, 2009

	(b)
	Identity of issuer, borrower,	(c)	(d)	(e)
(a)	lessor, or similar party	Description of investment	Cost	Current value
*	Meta Financial Group, Inc.	Individual equity	**	$2,121,846
	Allianz NFJ Small-Cap Value Fund Class A	Mutual fund	**	177,308
	American Century Vista	Mutual fund	**	580,990
	American Funds The Growth Fund of America	Mutual fund	**	654,456
	Cohen & Steers Realty Shares Inc.	Mutual fund	**	135,315
	Davis Financial Fund Class A	Mutual fund	**	23,917
	Eaton Vance Large-Cap Value Fund Class I	Mutual fund	**	449,026
	Fidelity Advisor Emerging Markets Class	Mutual fund	**	195,410
	Fidelity Advisor Leveraged Company Stock	Mutual fund	**	58,031
	JennisonDryden Utility Fund Class Z	Mutual fund	**	28,136
	Legg Mason Clearbridge Equity Income BUI	Mutual fund	**	334,193
	Lord Abbett Developing Growth FD CL A	Mutual fund	**	174,002
	Royce Pennsylvania Mutual Fund Invstmt C	Mutual fund	**	186,173
	T Rowe Price Health Sciences	Mutual fund	**	392,170
	Vanguard Index Trust-500 Portfolio	Mutual fund	**	495,193
	Vanguard Target Retirement 2015	Mutual fund	**	131,304
	Vanguard Target Retirement 2035 Fund	Mutual fund	**	85,189
	Vanguard Target Retirement 2045 Fund	Mutual fund	**	72,628
	Vanguard Target Retirement FD 2025	Mutual fund	**	85,995
	Vanguard Target Retirement Income Fund	Mutual fund	**	11,834
	Vanguard US Treasury Short-Term	Mutual fund	**	309,509
	Victory Established Value Class A	Mutual fund	**	355,429
	Franklin/Templeton Instl Foreign Equity	Mutual fund	**	413,658
	Managers Fremont Bond Fund	Mutual fund	**	1,038,491
	TD Ameritrade SDBA	Self-directed brokerage account	**	1,691,400
	TD Bank Instl MMDA FTCIMA	Money market deposit account	**	355,385
	TD Bank USA MMDA	Money market deposit account	**	56,742
				$10,613,730

*      Party-in-interest.

**   Cost information is not required for participant-directed investments, and, therefore is not included.

See accompanying independent auditors’ report.